CERTIFICATE OF AMENDMENT TO ARTICLES OF INCORPORATION
1. Entity information:
Name of entity as on file with the Nevada Secretary of State:
Skye Bioscience, Inc.
Entity or Nevada Business Identification Number (NVID): NV20111180416
2. Restated or Amended and Restated Articles:
/ / Certificate to Accompany Restated Articles or Amended and Restated Articles
/ / Restated Articles - No amendments; articles are restated only and are signed by an officer of the corporation who has been authorized to execute the certificate by resolution of the board of directors adopted on: _______
The certificate correctly sets forth the text of the articles or certificate as amended to the date of the certificate.
/ / Amended and Restated Articles
* Restated or Amended and Restated Articles must be included with this filing type.
3. Type of Amendment Filing Being Completed:
/ / Certificate of Amendment to Articles of Incorporation (Pursuant to NRS 78.380 - Before Issuance of Stock)
The undersigned declare that they constitute at least two-thirds of the following:
(Check only one box) / / incorporators / / Board of Directors
The undersigned affirmatively declare that to the date of this certificate, no stock of the corporation has been issued
/X/ Certificate of Amendment to Articles of Incorporation (Pursuant to NRS 78.385 and 78.390 - After Issuance of Stock)
The vote by which the shareholders holding shares in the corporation entitling them to exercise at least a majority of the voting power, or such greater proportion of the voting power as may be required in the case of a vote by classes or series, or as may be required by the provisions of the articles of incorporation* have voted in favor of the amendment is: 58.63%
/ / Officer’s Statement (foreign qualified entities only) -
Name of home state, if using a modified name in Nevada: ___________________
Jurisdiction of formation: ___________________
Changes to takes the following effect:
/ / The entity name has been amended. / / Dissolution
/ / The purpose of the entity has been amended. / / Merger
/ / The authorized shares have been amended. / / Conversion
/ / Other: (specify changes)
* Officer's Statement must be submitted with either a certified copy of or a certificate evidencing the filing of any document, amendatory or otherwise, relating to the original articles in the place of the corporations creation.
4. Effective Date and Time: (optional) Date: 5/28/2026 Time: _____________
(must not be later than 90 days after the certificate is filed)
5. Information Being Changed: (Domestic corporations only)
/ / The entity name has been amended.
/ / The registered agent has been changed. (attach Certificate of Acceptance from new registered agent)
/ / The purpose of the entity has been amended.
/X/ The authorized shares have been amended.
/ / The directors, managers or general partners have been amended.
/ / IRS tax language has been added.
/ / Articles have been added.
/ / Articles have been deleted.
/X/ Other.
The articles have been amended as follows: (provide article numbers, if available)
See attachment
The first sentence in Section 1 of Article 4 of the Articles of Incorporation of Skye Bioscience, Inc. shall be amended and restated in its entirety to read as follows: “The Corporation shall have the authority to issue an aggregate of three hundred million, two hundred thousand (300,200,000) shares of capital stock, par value $0.001 per share, consisting of (a) three hundred million (300,000,000), shares of Common Stock, par value $0.001 per share (the “Common Stock”) and (b) two hundred thousand (200,000) shares of preferred stock, par value $0.001 per share (the "Preferred Stock")."
6. Signature: /s/ Craig C. Weaver, esq. Authorized Signer
Signature              Title